Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2024 FIRST QUARTER RESULTS

-Net New Home Orders Increased 12% Year-Over-Year to 1,814-
-Backlog Units Increased 35% Year-Over-Year to 2,741-
-Active Selling Communities Increased 15% Year-Over-Year to 156-
-Home Sales Revenue of $918 Million-
-Homebuilding Gross Margin Percentage of 23.0%-
-Diluted Earnings Per Share of $1.03-
-Debt-to-Capital Ratio of 31.2% and Total Liquidity of $1.6 Billion-

INCLINE VILLAGE, Nev., April 25, 2024 / Tri Pointe Homes, Inc. (the “Company”) (NYSE:TPH) today announced results for the first quarter ended March 31, 2024.
“I am pleased to report our first quarter results, which again met or exceeded the high end of our guidance across all key operating metrics,” said Doug Bauer, Tri Pointe Homes Chief Executive Officer. “We delivered 1,393 homes at an average sales price of $659,000, resulting in home sales revenue of $918 million, a 20% increase compared to the previous year. Homebuilding gross margin percentage was 23.0% for the quarter, a sequential improvement compared to our most recent quarter. These outstanding results culminated in net income of $99 million and diluted earnings per share of $1.03, marking a 41% improvement year-over-year.”
Mr. Bauer continued, “In addition to the strong financial results for the quarter, we wrote 1,814 net new home orders, an increase of 12% compared to the prior year, on a healthy absorption pace for the quarter of 3.9 homes per community per month. Consumer demand has been strong to start the year as the new homebuilders continue to benefit from the lack of resale supply.”
“Building on our successful start to 2024, we are thrilled to have recently announced the official expansion of our national footprint with the opening of new divisions in Orlando, Florida, and the Coastal Carolinas, further enhancing our presence in two of the fastest-growing regions in the nation,” said Tom Mitchell, Tri Pointe Homes Chief Operating Officer. “This move aligns perfectly with our strategic vision of building scale within existing markets, while also driving organic growth where value-enhancing market opportunities exist.”
Mr. Bauer concluded, “The strong demand we have experienced to start the year has allowed us to reduce incentives and increase pricing in select communities. As a result, we are raising full-year guidance for deliveries, average sales price, and homebuilding gross margin percentage. The underlying fundamentals continue to be strong for homebuilders and we feel Tri Pointe is in a great position to thrive in this environment.”
Results and Operational Data for First Quarter 2024 and Comparisons to First Quarter 2023
•Net income available to common stockholders was $99.1 million, or $1.03 per diluted share, compared to $74.7 million, or $0.73 per diluted share
•Home sales revenue of $918.4 million compared to $768.4 million, an increase of 20%
◦New home deliveries of 1,393 homes compared to 1,065 homes, an increase of 31%
◦Average sales price of homes delivered of $659,000 compared to $722,000, a decrease of 9%
•Homebuilding gross margin percentage of 23.0% compared to 23.5%, a decrease of 50 basis points
◦Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 26.4%*
•SG&A expense as a percentage of home sales revenue of 11.1% compared to 11.5%, a decrease of 40 basis points
•Net new home orders of 1,814 compared to 1,619, an increase of 12%

•Active selling communities averaged 153.8 compared to 136.0, an increase of 13%
◦Net new home orders per average selling community were 11.8 orders (3.9 monthly) compared to 11.9 orders (4.0 monthly)
◦Cancellation rate of 7% compared to 10%
•Backlog units at quarter end of 2,741 homes compared to 2,026, an increase of 35%
◦Dollar value of backlog at quarter end of $2.0 billion compared to $1.5 billion, an increase of 30%
◦Average sales price of homes in backlog at quarter end of $712,000 compared to $742,000, a decrease of 4%
•Ratios of debt-to-capital and net debt-to-net capital of 31.2% and 12.6%*, respectively, as of March 31, 2024
•Repurchased 1,442,785 shares of common stock at a weighted average price per share of $34.66 for an aggregate dollar amount of $50.0 million in the three months ended March 31, 2024
•Ended the first quarter of 2024 with total liquidity of $1.6 billion, including cash and cash equivalents of $944.0 million and $703.2 million of availability under our revolving credit facility

*	See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the second quarter, the Company anticipates delivering between 1,500 and 1,600 homes at an average sales price between $670,000 and $680,000. The Company expects homebuilding gross margin percentage to be in the range of 22.5% to 23.5% for the second quarter and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 11.0% to 11.5%. Finally, the Company expects its effective tax rate for the second quarter to be approximately 26.0%.
For the full year, the Company anticipates delivering between 6,200 and 6,400 homes at an average sales price between $660,000 and $670,000. The Company expects homebuilding gross margin percentage to be in the range of 22.5% to 23.5% for the full year and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 10.5% to 11.0%. Finally, the Company expects its effective tax rate for the full year to be approximately 26.0%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, April 25, 2024. The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer, Glenn Keeler, Chief Financial Officer, and Linda Mamet, Executive Vice President and Chief Marketing Officer. Interested parties can listen to the call live and view the related slides on the Internet under the Events & Presentations heading in the Investors section of the Company’s website at www.TriPointeHomes.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at (877) 407-3982, or (201) 493-6780 for international participants. Participants should ask for the Tri Pointe Homes First Quarter 2024 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the call. A replay of the call will be available for two weeks following the call toll free at (844) 512-2921, or (412) 317-6671 for international participants, using the reference number 13745505. An archive of the webcast will also be available on the Company’s website for a limited time.

About Tri Pointe Homes, Inc.
One of the largest homebuilders in the U.S., Tri Pointe Homes, Inc. (NYSE: TPH) is a publicly traded company operating in 12 states and the District of Columbia, and is a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. Tri Pointe has won multiple Builder of the Year awards, was named to the 2024 Fortune World’s Most Admired Companies™ list, is one of the 2023 Fortune 100 Best Companies to Work For® and was designated as one of the 2023 PEOPLE Companies That Care®. The company was also named as a Great Place To Work-Certified™ company for three years in a row (2021 through 2023), and was named on several Great Place To Work® Best Workplaces lists in 2022 and 2023. For more information, please visit TriPointeHomes.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending. Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effects of general economic conditions, including employment rates, housing starts, interest rate levels, home affordability, inflation, consumer sentiment, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such parcels; access to adequate capital on acceptable terms; geographic concentration of our operations; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; the prices and availability of supply chain inputs, including raw materials, labor and home components; oil and other energy prices; the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; the effects of weather, including the occurrence of drought conditions in parts of the western United States; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; the risk of loss from acts of war, terrorism, civil unrest or public health emergencies, including outbreaks of contagious disease, such as COVID-19; transportation costs; federal and state tax policies; the effects of land use, environment and other governmental laws and regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our homebuyers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:
InvestorRelations@TriPointeHomes.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2023	Change	% Change
Operating Data:	(unaudited)
Home sales revenue	$918,353	$768,405	$149,948	20%
Homebuilding gross margin	$211,049	$180,287	$30,762	17%
Homebuilding gross margin %	23.0%	23.5%	(0.5)%
Adjusted homebuilding gross margin %*	26.4%	26.2%	0.2%
SG&A expense	$101,552	$88,228	$13,324	15%
SG&A expense as a % of home sales revenue	11.1%	11.5%	(0.4)%
Net income available to common stockholders	$99,055	$74,742	$24,313	33%
Adjusted EBITDA*	$175,893	$133,975	$41,918	31%
Interest incurred	$36,156	$37,479	$(1,323)	(4)%
Interest in cost of home sales	$30,649	$20,226	$10,423	52%

Other Data:
Net new home orders	1,814	1,619	195	12%
New homes delivered	1,393	1,065	328	31%
Average sales price of homes delivered	$659	$722	$(63)	(9)%
Cancellation rate	7%	10%	(3)%
Average selling communities	153.8	136.0	17.8	13%
Selling communities at end of period	156	136	20	15%
Backlog (estimated dollar value)	$1,950,590	$1,503,382	$447,208	30%
Backlog (homes)	2,741	2,026	715	35%
Average sales price in backlog	$712	$742	$(30)	(4)%

	March 31,	December 31,
	2024	2023	Change	% Change
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$943,998	$868,953	$75,045	9%
Real estate inventories	$3,422,883	$3,337,483	$85,400	3%
Lots owned or controlled	34,153	31,960	2,193	7%
Homes under construction (1)	3,317	3,088	229	7%
Homes completed, unsold	232	263	(31)	(12)%
Debt	$1,383,529	$1,382,586	$943	0%
Stockholders’ equity	$3,049,646	$3,010,958	$38,688	1%
Book capitalization	$4,433,175	$4,393,544	$39,631	1%
Ratio of debt-to-capital	31.2%	31.5%	(0.3)%
Ratio of net debt-to-net capital*	12.6%	14.6%	(2.0)%
__________
(1)     Homes under construction included 60 and 69 models as of March 31, 2024 and December 31, 2023, respectively.
*    See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2024	2023
Assets	(unaudited)
Cash and cash equivalents	$943,998	$868,953
Receivables	125,133	224,636
Real estate inventories	3,422,883	3,337,483
Investments in unconsolidated entities	124,723	131,824
Goodwill and other intangible assets, net	156,603	156,603
Deferred tax assets, net	37,996	37,996
Other assets	158,639	157,093
Total assets	$4,969,975	$4,914,588

Liabilities
Accounts payable	$51,736	$64,833
Accrued expenses and other liabilities	485,052	453,531
Loans payable	288,337	288,337
Senior notes	1,095,192	1,094,249
Total liabilities	1,920,317	1,900,950

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 94,877,377 and 95,530,512 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	949	955
Additional paid-in capital	—	—
Retained earnings	3,048,697	3,010,003
Total stockholders’ equity	3,049,646	3,010,958
Noncontrolling interests	12	2,680
Total equity	3,049,658	3,013,638
Total liabilities and equity	$4,969,975	$4,914,588

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Homebuilding:
Home sales revenue	$918,353	$768,405
Land and lot sales revenue	7,068	1,706
Other operations revenue	787	674
Total revenues	926,208	770,785
Cost of home sales	707,304	588,118
Cost of land and lot sales	5,757	1,443
Other operations expense	765	665
Sales and marketing	50,224	41,862
General and administrative	51,328	46,366
Homebuilding income from operations	110,830	92,331
Equity in income of unconsolidated entities	57	227
Other income, net	15,226	7,604
Homebuilding income before income taxes	126,113	100,162
Financial Services:
Revenues	13,194	8,876
Expenses	8,727	5,831
Financial services income before income taxes	4,467	3,045
Income before income taxes	130,580	103,207
Provision for income taxes	(31,584)	(27,350)
Net income	98,996	75,857
Net income attributable to noncontrolling interests	59	(1,115)
Net income available to common stockholders	$99,055	$74,742
Earnings per share
Basic	$1.04	$0.74
Diluted	$1.03	$0.73
Weighted average shares outstanding
Basic	95,232,315	101,019,253
Diluted	95,846,756	101,706,438

MARKET DATA BY REPORTING SEGMENT & GEOGRAPHY
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2024		2023
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
Arizona	137	$736	135	$785
California	417	771	339	829
Nevada	113	684	98	761
Washington	53	901	18	956
West total	720	760	590	811
Colorado	42	738	44	788
Texas	440	549	210	625
Central total	482	565	254	653
Carolinas(1)	174	462	175	438
Washington D.C. Area(2)	17	1,056	46	1,023
East total	191	515	221	560
Total	1,393	$659	1,065	$722

	Three Months Ended March 31,
	2024		2023
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Arizona	156	12.2	117	13.0
California	613	46.0	701	53.2
Nevada	154	9.5	84	7.0
Washington	107	5.8	52	5.0
West total	1,030	73.5	954	78.2
Colorado	47	11.0	41	6.0
Texas	483	52.5	314	33.8
Central total	530	63.5	355	39.8
Carolinas(1)	179	11.5	251	14.5
Washington D.C. Area(2)	75	5.3	59	3.5
East total	254	16.8	310	18.0
Total	1,814	153.8	1,619	136.0
(1)     Carolinas comprises North Carolina and South Carolina.
(2)     Washington D.C. Area comprises Maryland, Virginia and the District of Columbia.

MARKET DATA BY REPORTING SEGMENT & GEOGRAPHY, continued
(dollars in thousands)
(unaudited)

	As of March 31, 2024			As of March 31, 2023
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Arizona	278	$205,547	$739	360	$308,514	$857
California	894	713,036	798	660	506,979	768
Nevada	172	105,211	612	111	86,919	783
Washington	144	130,336	905	69	61,148	886
West total	1,488	1,154,130	776	1,200	963,560	803
Colorado	53	36,840	695	47	35,511	756
Texas	749	442,134	590	386	236,386	612
Central total	802	478,974	597	433	271,897	628
Carolinas(1)	287	148,286	517	296	139,815	472
Washington D.C. Area(2)	164	169,200	1,032	97	128,110	1,321
East total	451	317,486	704	393	267,925	682
Total	2,741	$1,950,590	$712	2,026	$1,503,382	$742

	March 31,	December 31,
	2024	2023
Lots Owned or Controlled:
Arizona	2,258	2,394
California	10,846	10,148
Nevada	1,771	1,785
Washington	659	712
West total	15,534	15,039
Colorado	2,517	1,908
Texas	10,321	10,056
Utah	61	—
Central total	12,899	11,964
Carolinas(1)	4,457	4,038
Washington D.C. Area(2)	1,263	919
East total	5,720	4,957
Total	34,153	31,960

	March 31,	December 31,
	2024	2023
Lots by Ownership Type:
Lots owned	18,480	18,739
Lots controlled (3)	15,673	13,221
Total	34,153	31,960

(1)     Carolinas comprises North Carolina and South Carolina.
(2)     Washington D.C. Area comprises Maryland, Virginia and the District of Columbia.
(3)     As of March 31, 2024 and December 31, 2023, lots controlled included lots that were under land option contracts or purchase contracts. As of March 31, 2024 and December 31, 2023, lots controlled for Central include 3,566 and 3,561 lots, respectively, and lots controlled for East include 58 and 71 lots, respectively, which represent our expected share of lots owned by our investments in unconsolidated land development joint ventures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles the homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$918,353	100.0%	$768,405	100.0%
Cost of home sales	707,304	77.0%	588,118	76.5%
Homebuilding gross margin	211,049	23.0%	180,287	23.5%
Add: interest in cost of home sales	30,649	3.3%	20,226	2.6%
Add: impairments and lot option abandonments	402	0.0%	717	0.1%
Adjusted homebuilding gross margin	$242,100	26.4%	$201,230	26.2%
Homebuilding gross margin percentage	23.0%		23.5%
Adjusted homebuilding gross margin percentage	26.4%		26.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2024	December 31, 2023
Loans payable	$288,337	$288,337
Senior notes	1,095,192	1,094,249
Total debt	1,383,529	1,382,586
Stockholders’ equity	3,049,646	3,010,958
Total capital	$4,433,175	$4,393,544
Ratio of debt-to-capital(1)	31.2%	31.5%

Total debt	$1,383,529	$1,382,586
Less: Cash and cash equivalents	(943,998)	(868,953)
Net debt	439,531	513,633
Stockholders’ equity	3,049,646	3,010,958
Net capital	$3,489,177	$3,524,591
Ratio of net debt-to-net capital(2)	12.6%	14.6%
__________
(1)    The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt by the sum of total debt plus stockholders’ equity.
(2)    The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is total debt less cash and cash equivalents) by the sum of net debt plus stockholders’ equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income available to common stockholders, as reported and prepared in accordance with GAAP. EBITDA means net income available to common stockholders before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation and (f) impairments and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net income available to common stockholders	$99,055	$74,742
Interest expense:
Interest incurred	36,156	37,479
Interest capitalized	(36,156)	(37,479)
Amortization of interest in cost of sales	30,846	20,251
Provision for income taxes	31,584	27,350
Depreciation and amortization	7,327	7,054
EBITDA	168,812	129,397
Amortization of stock-based compensation	6,679	3,861
Impairments and lot option abandonments	402	717
Adjusted EBITDA	$175,893	$133,975